                                 Exhibit 23.2




              CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS



The Board of Directors
FirstLink Communications, Inc.

We consent to the use of our report, dated January 29, 1999, except for note 1 which is at March 11, 1999, relating to the balance sheet of FirstLink Communications, Inc. as of December 31, 1998, and the related statements of operations, stockholders' equity and cash flows for each of the years in the two-year period ended December 31, 1998 which report is incorporated herein by reference in the Registration Statement on Form S-3, dated December 17, 1999, of FirstLink Communications, Inc., and the reference to our form under the heading "Experts " in the Registration Statement.



/s/ KPMG LLP

Portland, Oregon
December 17, 1999